EXHIBIT 10.6

                     AGREEMENT AND LICENCE

THIS AGREEMENT AND LICENCE made effective as Of the 18t day of January, 1996, by and between AG HEIN,LTD., a British Columbia company, having an office at 5274 Cliffridge Avenue, North Vancouver, British Columbia, V7R 3V4 (hereinafter referred to as "Licensor") and ARTHUR G. HEIN, an inventor, residing at 5274 Cliffridge Avenue, North Vancouver, British Columbia, V7R 3V4 (hereinafter referred to as "Mr. Hein") and STOTHERT' ENGINEERING LTD., a British Columbia company, having an office at 14th Floor, 609 Granville Street, Vancouver, British Columbia, V7Y 3V4 (hereinafter referred to as "Licensee")

WHEREAS Licensor has developed and acquired specialized, novel and unique technology, inventions, patents, practices, knowledge, know-how, skill, experience and other proprietary information relating to electrostatic precipitator technology;

AND WHEREAS Licensee desires to obtain from Licensor an exclusive know-how and patent licence, and also certain technical assistance, and Licensor is willing to grant such licence and to make such assistance available to Licensee, all as hereinafter more fully provided;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

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I    DEFINITIONS

The following terms, whenever used in this Agreement or in the Exhibits hereto, shall have the respective meanings set forth below:

1. "Licensed products" shall mean gas flow control means and duct systems designed for non-uniform gas distribution used in electrostatic precipitators at or near inlet and/or outlet openings in such precipitators, when made in accordance with licensed know-how and/or licensed patents, as hereinafter defined.

2. "Licensed patents" shall mean the U.S. and Canadian patents identified in Schedule "A" hereto, and all future patent applications and patents, petty patents, utility models and designs worldwide, owned or controlled by Licensor and relating specifically to electrostatic precipitator gas flow distribution technology or parts thereof, if any licensed patent rights

     (a)  expire, or
     (b) are adjudged invalid by a Court of competent jurisdiction from which no appeal has been or can be taken, they will automatically cease to be licensed patent rights.

3. "Licensed know-how" shall mean Licensor's present and future specialized, novel and unique technology, inventions, drawings, computer software and copyright in respect thereof, practices, knowledge, know-how, skill, experience and other proprietary information relating to the subject matter of this Agreement.

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4.   "Affiliate" shall mean any firm, corporation or other
organization, or any person

     (a) in which Licensee has, or which has in Licensee, at the time, directly or indirectly, a substantial stock interest or a substantial financial interest, or

     (b) with which Licensee has, or which has with Licensee, at the time, directly or indirectly, management relations sufficient to enable it to control the oth6:~Is business policies and activities.

5. "Know-how" means any information, including without limitation, invention records, research records and reports, test procedures, test data, developmental reports, experimental and other engineering reports, production plant designs, product specifications, quality control reports and specifications, drawings and photographs, computer programs, manufacturing and production techniques, processes, methods, marketing surveys, or any other information and know-how relating to or concerning any of the licensed patent rights anA/or,licensed products developed by Licensor, or any improvements, methods or 'processes useful to make, use or sell licensed products to the extent that the knowhow is in the possession of or owned or controlled by Licensor,

6. "Agreement" shall mean this Agreement and Licence, including all Exhibits hereto.

7.   "Licensed territory" shall mean worldwide.

8. "Term of this Agreement" shall mean the term hereinafter provided for and any and all renewals or extensions thereof.

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9.   "Installations" shall mean any electrostatic precipitator
in which the licensed products are installed.

10. "Licence fees" shall mean all fees charged by Licensee or any Sub-Licensee for all licensed products and licensed knowhow provided by Licensee or any Sub-Licensee to customers, any third party or others. This shall include technology fees charged by Licensee in countries where the licensed patents do not apply.

11. "Net feel' shall be determined for each month of Licensee's fiscal calendar year and shall mean any licence fees received and any withholding taxes released, and any monetary awards to Licensee arising from litigation and/or settlement in respect to the licensed patents and/or know-how received during that month less the legal fees paid in respect of such licence fees or monetary awards, less any withholding taxes applied during that month, See Schedule "B".

II.  LICENCE GRANT

12. Licensor hereby grants Licensee for the term of this Agreement an exclusive licence to make, have made for it, offer for sale and sell throughout the licensed territory the licensed patents and licensed know-how, and to sub-license the same on written notice to the Lilcensor. Any such sub-licence shall contain terms and conditions consistent with the terms and conditions of this Agreement.

        Technical Assistance to be provided by Licensor

13.  At Licensee's request, Licensor shall make available Mr.
Hein or his representative to provide technical assistance to

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Licensee or Sub-Licensees. Each such request by Licensee shall be made by notice to Licensor in writing, given where possible at least 30 days prior to the time set therein for such technical assistance. The actual coots incurred by Licensor for transportation and lodgings for Mr. Hein or his representative shall be reimbursed to Licensor by Licensee.

III  INSPECTION

     Inspection of Licensee's and Sub-Licensee's Equipment,
     Other Facilities, Engineering Specifications and Drawings

14. Licensee and Sub-Licensee shall permit a duly authorized representative of the Licensor, upon reasonable notice, to enter into and upon any premises of Licensee where Licensee shall be conducting operations hereunder, for the purpose of inspecting equipment, other facilities, engineering specifications and drawings and generally ascertaining that provisions of this Agreement are being complied with by Licensee.

IV   RIGHTS OF LICENSOR WITH RESPECT TO CERTAIN INVENTIONS,
     CONFIDENTIAL INFORMATION, NEW DEVELOPMENTS AND
     IMPROVEMENTS.

     Confidential lnformation

15. All the licensed know-how shall be and remain the sole and exclusive property of Licensor; shall be used by Licensee only in connection with, and for the term of, this Agreement; shall be disclosed by Licensee only to those employees to whom it shall be absolutely necessary in order to facilitate Licensee's operations hereunder, and should be kept and maintained by Licensee as confidential and in secrecy, both during the term of this Agreement and after the termination of this Agreement for

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any reason. Licensee will take all reasonable measures to
prevent its employees and others from divulging licensed know how. However, the provisions of this paragraph shall only apply where the licensed know-how is not published or otherwise in the public domain, from a source other than the Licensee.

16. If, at any time subsequent to the date of this Agreementand prior to the expiration or termination of this Agreement for any reason, any invention, new development or improvement (including, without limitation, know-how) relating to the subject matter of this Agreement and based on the know-how or any of the licensed patents shall become available to Licensee or any of its affiliates, and as often as same shall occur, Licensee shall promptly disclose the same to Licensor (whether patentable or unpatentable) and furnish Licensor with all relevant information pertaining thereto.

17. Licensee further agrees that, in each such event, all rights to new developments and improvements related to the licensed products developed by Licensee during the term of this Agreement shall be the property of Licensor. Licensee agrees to promptly disclose to Licensor any-such improvements, to preserve confidentiality for a reasonable period of time to permit a patent application to be filed if applicable and to promptly execute all documents which. may reasonably be required by Licensor to give title to Licensor. in the event that Licensor does not wish to file a Canadian, United States or other patent application worldwide, within six (6) months of the disclosure of such improvement by Licensee to Licensor, or in the event that Licensor gives notice to Licensee that it does not intend to proceed with a patent application in any country, the Licensee may do so at its own expense at any time following the first six (6) months or the giving of the notice, in which case Licensee shall be entitled to retain a portion of proceeds from licensing, manufacture, sale or other exploitation of the

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patentable improvements to the licensed product, in an amount representing the value added to the invention by the improvement.

V    MARKETING

18. Licensee shall exert its beat efforts to develop, design, manufacture, advertise, distribute and sell the licensed products and licensed know-how in a manner that will be of high professional standards. The technology shall be referred to as "skewed gas flow technology" developed by A.G. Hein.

VI   ROYALTIES

19. Licensee agrees to make royalty payments to Licensor within 15 days of the end of each month, such payments to include a proportion of the net fee for that month. The aforementioned royalty payments based on the net fee to be paid by Licensee to Licensor are to be calculated as shown by Schedule "B".

     Licensee shall make the following royalty payments to
     Licensor:

     1) For the first $150,000 of net fee:
                              48.3% of such net fee

     2) For the next $550,000 of net fee:
                              60% of such net fee

     3) For the next $1,450,000 of net fee:
                              70% of such net fee

     4) For any additional net fee:
                              75% of such net fee

Licensee shall make a best effort to collect all overdue receivables.

     Payments, statements, books and records

20. Licensee will render to Licensor a monthly report showing the total number of proposals made for licences, orders

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received, invoices issued, taxes withheld and licence fees
received on which a royalty is to be paid under this Agreement. Licensor shall be given a copy of each proposal, order, invoice, payment and withholding tax receipt as these are issued or received. Licensee's books and records pertinent to this Agreement, including sales invoices, can be inspected by any certified public accountant chosen by Licensor at any time during usual business hour's and upon reasonable notice. Licensee shall promptly submit to Licensor a copy of all enquiries and communications to and from prospective and active clients.

21. In the event of any late payment or default in payment, and notwithstanding any other provision of this Agreement, Licensor will be entitled to reasonable interest for the amount of that late payment or default in payment. If there is a deficiency of 5k or greater from the amount of payment due and owing by Licensee, Licensee shall pay all the costs of the Licensor's audit and such deficiency owing, together with interest thereon.

     Minimum Fees

22. If, after twelve (12) months, from the effective date of this Agreement, Licensee has not received licence fees in' each twelve-month period thereafter that amount to at least $100,000.00, then, Licensor or Licensee will have the option to terminate the Agreement upon 60 days, written notice to the other party.

VII  REPRESENTATIONS, WARRANTIES AND COVENANTS

23. Licensor and Mr. Hein represent and warrant that Licensor is the sole and exclusive owner of all rights, title and interest in the licensed patents and that, to the best of his knowledge, the patents are valid, subsisting and have not been abandoned.

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24.  To the best of Licensor's and Mr. Hein's knowledge, the subject matter of the licensed patents and know-how does not infringe upon any rights of any third party.

25. Neither Mr. Hein nor Licensor has granted, nor will they grant, any licence, right or interest to any other party in the licensed patents or licensed know-how to the extent such grant is inconsistent with the terms of this Agreement, as long as this Agreement shall remain in effect.

26. Neither Mr. Hein nor Licensor is a party to or threatened with any legal proceedings or enquiries relating to the licensed patents or licensed know-how, nor is Mr. Hein or Licensor aware of any circumstances which might give rise to any such legal proceedings or enquiries against Licensor or Mr. Hein.

VIII TERM, TERMINATION, BREACHES AND REMEDIES

27. This Agreement, unless sooner terminated in accordance with paragraph 22, 28 or 33 shall continue in force for an initial period of five (5) years from January 1, 1996. If either party wishes to terminate the Agreement and Licence at the end or the initial five-year period, that party shall give the other party six (6) months, notice of such termination in writing prior to the end of that period. The Agreement shall automatically continue in force unless terminated thereafter by six (6) months, notice in writing.

28. The licence shall terminate upon the occurrence of any of the following events at the option of Licensor;

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     (a)  Licensee becomes insolvent and fails to pay any a
          royalties which become due following the date of it becoming insolvent and Licensee fails to remedy such failure to pay within 10 days of receiving written notice demanding such remedy;

     (b) Licensee's assets being seized or otherwise attached for the benefit of creditors;

     (c) Licensee has failed to pay any royalties when due and has failed to remedy such failure to pay within 21 days of receiving written notice demanding such remedy; or

     (d) Licensee has otherwise breached any provision of this Agreement and has failed to remedy such breach within 30 days of receiving written notice demanding such remedy;

29. Termination of this Agreement shall not relieve Licensee of its obligation or liability to provide reports and any royalties pursuant to the terms of this Agreement.

30. The termination of this Agreement for any reason shall be without prejudice to, and shall not affect, the right of Licensor to recover from Licensee any and all royalty payments to which Licensor may be entitled therefor, or any other rights of Licensor in connection therewith, and all such rights of Licensor shall survive such termination.

31. Licensor shall not be liable to Licensee, by virtue of the termination of this Agreement for any reason, for any compensation, reimbursement, expenditure, or statutory or other indemnities, or for any investments, leases or other commitments, or for any damages on account of the loss of prospective profits

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or anticipated sales, or for any other loss, damage, expense or other matter growing out of such termination.

32. Upon the termination of this Agreement for any reason other than for breach by Licensor or Mr. Hein, in addition to the other matters provided for in this Agreement in such event:

     (a) All rights, privileges and licence of Licensee hereunder shall forthwith terminate and revert to Licensor, and Licensee shall not thereafter make any use whatsoever of any licensed know-how or of any licensed patent, provided, however, that this prohibition shall only apply in relation to licensed, know-how which is hot published or otherwise in the public domain from a source other than Licensee.

     (b) Licensee shall promptly return to Licensor all of the licensed know-how, including, without limitation, all copies of written materials, drawings, data, computer software and other proprietary information.

33. This Agreement may be terminated by Licensee by written notice to Licensor if Licensor is in any breach of any covenant or obligation to be observed or performed under this Agreement and such breach is not remedied within 30 days after written notice thereof from Licensee.

34. All sub-licensing agreements with specified extended terms will continue if this Agreement is terminated.

IX   PATENTS AND OTHER PROPRIETARY RIGHTS

35. Licensee will not contest or attack or assist others in contesting or attacking, either during the term of this Agreement or after its termination, the subject matter, validity or

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ownership of Licensor in the licensed patents, licensed
know-how or in any copyright in its computer programs, or in any other proprietary information of Licensor.

X    INDEPENDENCE

36.  Nothing in this Agreement shall be deemed or construed to
create    between the parties a partnership or joint venture.
Licensee shall not have the authority to act on behalf of Licensor in any matter or cause whatsoever. Licensee shall not use Licensor's name in any way, except as specifically authorized by this Agreement.

37. No party shall be liable for any act, omission, representation, obligation or debt of another party, even if informed of such act, omission, representation, obligation or debt.

XI   CHOICE OF LAW

38. This Agreement shall be governed by and construed in accordance with the applicable laws of the Province of British
Columbia and Canada.

XII  NON-WAIVER

39. No condoning, excusing or overlooking by any party of any default, breach or non-observance by another at any time or times in respect of any covenant, proviso or condition of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be interred from

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or implied by anything done or omitted by such
party, save only an express waiver in writing.

XIII      NOTICES

40. Except as either party may hereafter notify the other with respect to itself, the addressee of the parties for purposes of this Agreement shall be;

Licensor: AG Hein Ltd., Attention: Mr. Arthur G. Hein 5274
Cliffridge Avenue North Vancouver, British Columbia, V7R 3V4

Mr. Arthur G. Hein 5274 Cliffridge Avenue North Vancouver,
British Columbia, V7R 3V4

Licensee: Stothert Engineering Ltd. Attention: Mr. Ross Lewis
P.O. Box 10355 14th Floor, 609 Granville Street Vancouver,
British Columbia, V7Y 1GS

41. All notices, reports, payments and communications pursuant hereto are to be delivered to the intended receiving party by hand or by prepaid mail or courier service to the address provided above or such other address as the parties may from time to time advise the other of in writing.

XIV  GENERAL

42. This Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and supersedes all previous negotiations, representations and, agreements between the parties, and no modification of this Agreement shall be binding upon a party unless executed in writing by that party.

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43.  Time shall be of the essence of this Agreement.

44. Whenever the singular or Masculine or neuter is used throughout this Agreement, the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto so require.

45. Headings as used in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not to be used in the interpretation hereof.

46. If any part, section, paragraph or sub-paragraph of this Agreement shall be held to be invalid, illegal or otherwise void or unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

47. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns,

48. Neither party hereto shall be liable for any loss or damage due to any delay in the due-performance of the terms of this Agreement (except for the payment of money) by reason of strikes, lockouts and other labour troubles, fires, riots, wars, embargoes and civil commotion, acts of God, or governmental acts, regulations, demands or requirements, affecting either of the parties and beyond their reasonable control, and the dates and times by which the affected party is required to render performance under this Agreement (except for the payment of money) shall be postponed automatically, and to the extent and for the period of time that the affected party is prevented from meeting them by reason of any such cause.

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49.  Licensor shall have no liability whatsoever to Licensee or any other firm, corporation, or other organization or person for or on account of any injury, loss or damage of any kind or nature, sustained by, or any damages assessed or asserted against, or any other liability, costs or expenses whatsoever incurred by or imposed upon, Licensee or any other firm, corporation, or other organization or person, or Sub-Licensee,arising out of or in connection with or resulting from Licensee's enjoyment of this Agreement, including, without limitation,

     (a) the manufacture and/or importation, use or sale of any licensed products, or

     (b) the use of any of the licensed know-how or assistance made available or disclosed to Licensee by Licensor;

provided, however, that this sentence shall not be construed as limiting the obligations of Licensor as specifically provided in the paragraph an "infringement".

50. Licensee agrees to indemnify and hold harmless Licensor, its shareholders, directors, officers, employees and agents from and against any and all claims arising out of the exercise of any rights under this Agreement, including without limitation against any expense, cost: (including without limitation actual legal fees and disbursements), damages or loss, consequential or otherwise, arising from or out of the use of any of the licensed patents, products and know-how or improvements or the manufacture, marketing, distribution, sale or use of any of the licensed products by Licensee or its Sub-Licensees or its customers howsoever the name may arise, unless the same is shown by Licensee to have been caused directly by bad faith or wilful misconduct on the part of Licensor.

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XV   INFRINGEMENT

51. in the event that any suit, action or other proceeding shall be brought against Licensee involving any claim of patent infringement based on Licensee's manufacture and/or importation, use or sale of any licensed product or any use of the licensed know-how, and as often as the game shall occur, Licensee shall promptly end Licensor copies of all papers which have been served in such suit, action or other proceeding. In the defence of any such claim, Licensor will co-operate fully with Licensee, will, on reasonable notice, have any of its employees, officers, directors, managers or
agents testify when requested by Licensee and will,    on
reasonable notice, make available to Licensee all relevant records papers, information, sam~les, specimens and the like.

52. In the event that Licensee or Licensor becomes aware of infringement of Licensor's licensed patents or know-how, that party shall notify the other in writing giving evidence or any information which might lead to proof of infringement. This shall lead to a course of action regarding the infringement. If Licensor and Licensee agree on the course of action to be pursued regarding infringement, then Licensee shall find the costs of the action and such costs and any monetary proceeds shall be accounted for as per Section 19 and Schedule "B" such agreement shall be made in writing. If there is disagreement between Licensor and Licensee on whether to pursue a course of action, then the party wishing to pursue such an action regarding infringement shall fund the cost and shall receive 75%, of the monetary awards after legal costs. Such disagreement shall be made in writing.

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53.  The co-operation between Licensor and Licensee for
infringement of Licensor's licensed patents or know-how, as described in paragraphs 51 and 52 above, shall survive, as required, the termination of this Agreement.

AS EVIDENCE OF THEIR AGREEMENT the parties hereto have caused this Agreement to be executed by their duly authorized representatives as the date first above written.

LICENSOR By:

Name: /s/ A G Hein

(Print) A G Hein Title Date: 9 October 1996

LICENSEE By: (Signature illegible)

Name: President (Print) Title:

Date: 9 October 1996

MR. HEIN By: /s/ A. G. Hein

Name: A. G. Hein (Print)

Title: Date: 9 October 1996


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                          SCHEDULE A

            United States Patent No. 4,695,297
            - issued September 22, 1987


            Canadian Patent No. 1,320,686
            - issued July 27, 1993


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